UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 4, 2011

Lifevantage Corporation
(Exact Name of Registrant as Specified in Charter)

Colorado	000-30489	90-0224471
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

11545 W. Bernardo Court, Suite 301, San Diego, California	92127
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (858) 312-8000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 4, 2011, Lifevantage Corporation entered into an employment agreement with David W. Brown, our President of Lifevantage Network. Mr. Brown is also a member of our Board of Directors.
     The employment agreement is effective as of April 1, 2011. The employment agreement terminates on June 30, 2014, or earlier if Mr. Brown’s employment is terminated by either Mr. Brown or us pursuant to the terms of the employment agreement.
     Mr. Brown’s base salary pursuant to the employment agreement is $300,000 per year. Mr. Brown will also be eligible to receive bonuses, as follows: (i) fiscal year 2011 (which ends on June 30, 2011) bonus of up to $37,500 conditioned upon meeting performance objectives to be established by our chief executive officer with input from Mr. Brown within 30 days after the effective date of the employment agreement, and (ii) subsequent fiscal year bonuses of up to 50% of Mr. Brown’s base salary for such fiscal year conditioned upon meeting performance objectives established by our chief executive officer with input from Mr. Brown.
     If Mr. Brown is terminated without cause or resigns for good reason, as such terms are defined in the employment agreement, Mr. Brown will be entitled to severance in an amount equal to Mr. Brown’s then annual base salary and payable over a twenty-four month period. The payment of such severance is subject to Mr. Brown entering into a separation agreement and release of claims in a form that we prescribe.
     The employment agreement entirely replaces and supersedes the chief executive officer employment agreement between our company and Mr. Brown dated January 10, 2008.
     A copy of the employment agreement is filed as an exhibit to this current report on Form 8-K, and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1*	Employment Agreement between Lifevantage Corporation and David W. Brown, dated May 4, 2011 and effective as of April 1, 2011

*	Management contract or compensatory plan or arrangement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 10, 2011	Lifevantage Corporation
	By:	/s/ Carrie E. McQueen
Carrie E. McQueen
Chief Financial Officer, Secretary & Treasurer